Exhibit 107

Calculation of Filing Fee Table

SC TO-I

(Form Type)

Zura Bio Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$6,086,000	(1)	0.00014760	$898.29
Fees Previously Paid	-			-
Total Transaction Value	$6,086,000
Total Fees Due for Filing				$898.29
Total Fees Previously Paid				-
Total Fee Offsets				-
Net Fee Due				$898.29

(1)	The transaction valuation is estimated solely for purposes of calculating the amount of the filing fee. Zura Bio Limited (the “Company”) is offering holders of a total of 12,809,996 IPO warrants to purchase the Company Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”), outstanding as of July 10, 2024, the opportunity to exchange such IPO warrants and receive 0.3 Class A Ordinary Shares for each IPO warrant. The transaction value was determined by using the average of the high and low prices of the public warrants on The Nasdaq Capital Market on July 5, 2024, which was $0.51 per warrant.